EXHIBIT 10.2
MEMORANDUM OF UNDERSTANDING
This memorandum of understanding entered into this the 22nd day of September, 2010 between M/s. HELIOS AND MATHESON INFORMATION TECHNOLOGY LIMITED,a Company incorporated under the Companies Act, 1956 having its Registered Office at cybervale #02-01, mahindra world city, Chennai 603 002 represented by its CEO and Managing Director Mr.G.K.Muralikrishna (hereinafter called HMIT)
And
HELIOS AND MATHESON NORTH AMERICA a corporation formed under the laws of Delaware, USA having its Registered Office at 200, Park Avenue South, New York 10003 represented by its President and CEO Divya Ramachandran (hereinafter called HMNA).
WHEREAS HMIT is engaged in providing a comprehensive range of IT Services and has been delivering such services through its global delivery model and has invested several millions of dollars in setting up state of the art off-shore developments centers;
AND WHEREAS HMNA is a subsidiary corporation of HMIT having its offices in USA for carrying on business in and from U.S.A ;
AND WHEREAS HMNA does not have the off-shore infrastructure, nor the financial resources to set up one and has requested HMIT’s help to execute such work for their clients.
AND WHEREAS at the request of HMNA, HMIT agreed to make available to HMNA the facilities of dedicated Off-shore Development Centers (ODCs), technology and management support in running the said ODCs established by it for utilization of the same by HMNA and its clients as may be required from time to time.
AND WHEREAS HMIT undertakes to provide adequate support for performance by HMNA of all terms including financial obligations to the latter’s clients.
AND WHEREAS HMIT and HMNA have come to an understanding regarding the remuneration and sharing of the revenue and costs in respect of the businesses carried on for HMNA’s clients.;
AND WHEREAS the parties also desired that the terms and conditions regarding the said services may be reduced to writing;
Now this memorandum of understanding witnesses as follows:
1. HMIT shall make available to HMNA the Off-shore Development Centers with state of the art facilities of ODCs and also render services by way of human resources, support in technology, client engagement, management and running the ODCs for HMNA.
2a). While HMIT incurs capital and revenue expenditure in India, HMNA incurs revenue expenditure in the USA, HMNA captures all the revenue (income) from the clients. The fees and charges shall be worked out on the basis that the on-site component of the revenue and costs are to HMNA’s account and Off-shore component of revenue and costs are to HMIT’s account.
b) HMIT shall also capture whole revenue accrued for offshore resources travelling onshore for knowledge transfer purposes.
c) HMIT shall invoice HMNA, at agreed frequency, the due amount as above with required details.
d) Both HMIT and HMNA agree to follow transfer pricing guidelines as applicable from time to time.
e) HMNA shall pay HMIT for the amount invoiced within 7 days of collecting the corresponding dues from clients.
f) HMNA shall deduct all expenses incurred by it on behalf of HMIT from amount payable to HMIT.
3a) In view of the commitment made by HMIT to capital expenditure, revenue expenses and also to secure HMIT’s receivables from HMNA, it is also agreed between HMIT and HMNA that HMNA would furnish security deposit of $1 million to HMIT as of now and would increase the said security deposit as and when the business operations are scaled up.

EXHIBIT 10.2
b) It is also agreed between HMNA and HMIT that any damage, claim or expenses that HMIT may suffer or incur while discharging its obligations under this Memorandum of Understanding may be adjusted from and out of the security deposit;
c) It was also agreed between HMNA and HMIT that the security deposit will be refunded to HMNA without interest on termination of this agreement subject to following:
i) Deduction of such amounts towards damages, claims or expenses arising out of acts, deeds, commission, omission, etc of HMNA under this agreement;
ii) Deduction of any amount payable by HMNA to HMIT for services rendered by HMIT to HMNA or its clients,
iii) Satisfactory discharge by HMNA of all obligation of HMIT taken on behalf of HMNA,
iv) Further, refund of such security deposit is subject to satisfactory closure of all fiduciary obligations of HMIT under this agreement or other agreements that HMNA may have with its clients.
4. HMNA and HMIT agree to support each other fully in order to comply with all requirements of laws of USA and India respectively.
5. Termination of this MOU has to be mutually agreed by CEO’s of the two companies.
6. In view of the larger working relationship in the offing, both of the Boards of Directors and management of HMNA and HMIT will convene in due course to reach a comprehensive agreement on or before June 30, 2011.
In witness where of the parties have signed this memorandum of understanding this the 22nd day of September 2010.

/s/ G.K.Muralikrishna G.K.Muralikrishna	/s/ Divya Ramachandran Divya Ramachandran
CEO & Managing Director	President & CEO
HMIT Ltd.	HMNA Inc.